Exhibit 4.10
This SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 1, 2022 is among U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), WSFS Financial Corporation, a Delaware corporation (the “Successor Company”), and Bryn Mawr Bank Corporation, a Pennsylvania corporation (“Bryn Mawr”) and the “Company” under the Indenture (defined below).
RECITALS
WHEREAS, Bryn Mawr and the Trustee have entered into an Indenture, dated as of December 13, 2017 (as further amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “Base Indenture”), and a First Supplemental Indenture, dated as of December 13, 2017 (as further amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “First Supplemental Indenture” and collectively with the Base Indenture, the “Indenture”), pursuant to which Bryn Mawr issued its 4.25% Fixed-to-Floating Rate Subordinated Notes due December 15, 2027;
WHEREAS, Bryn Mawr and the Successor Company entered into an Agreement and Plan of Merger, dated March 9, 2021, pursuant to which Bryn Mawr will be merged with and into the Successor Company, with the Successor Company as the surviving corporation (the “Merger”); and
WHEREAS, the parties are entering into this Supplemental to provide for the assumption by the Successor Company of Bryn Mawr’s obligations under the Indenture and to Holders of the Securities pursuant to Article V of the Indenture;
ARTICLE I
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Indenture. The words “herein”, “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
ARTICLE II
ASSUMPTION
Section 1.01Assumption. Pursuant to, and in compliance and accordance with, Article V of the Indenture, commencing on the Effective Date, the Successor Company expressly and unconditionally assumes all of Bryn Mawr’s obligations to Holders of the Securities, payment of the principal of and interest on all of the Securities, and the due and punctual performance and observance of all of the covenants and conditions in the Indenture. The Successor Company hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Securities and agrees that it shall succeed to, and be substituted for, and may exercise every right and power of, Bryn Mawr under the Indenture and the Securities with the same effect as if the Successor Company had been named as the “Company” under the Indenture and the Securities.
Section 1.02Effective Date. This Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto, provided, however, that:

(a)the Trustee shall have received an Officers’ Certificate substantially in the form attached hereto as Exhibit A; and
(b)the Trustee shall have received an Opinion of Counsel substantially in the form attached hereto as Exhibit B.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 1.01Representations and Warranties. The Successor Company represents and warrants that:
(a)it has all necessary power and authority to execute and deliver this Supplemental Indenture and to perform the covenants and obligations of the Indenture;
(b)it is the successor of Bryn Mawr pursuant to a valid merger effected in accordance with applicable law;
(c)it is a corporation organized and existing under the laws of the State of Delaware;
(d)after giving effect to the Merger and this Supplemental Indenture, no Default or Event of Default has occurred and is continuing;
(e)this Supplemental Indenture is executed and delivered pursuant to Section 5.1 and Section 9.1 of the Indenture and does not require the consent of any Holders of Securities.
ARTICLE IV
MISCELLANEOUS
Section 1.01Notices. From and after the date hereof, the Successor Company hereby designates the below address for notices or communications to the Successor Company contemplated by Section 10.2 of the Indenture:
WSFS Financial Corporation
WSFS Bank Center
500 Delaware Avenue
Wilmington, DE 19801
Facsimile Number: [Intentionally omitted]
Attention: Michael P. Reed
Email: [Intentionally omitted]
With a copy (which shall not constitute notice) to:

Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: [Intentionally omitted]
Attention: Frank M. Conner III
Email: [Intentionally omitted]
Attention: Christopher J. DeCresce
Email: [Intentionally omitted]

Attention: Charlotte May
Email: [Intentionally omitted]

Section 1.02Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which will be an original and all of which will constitute but one and the same instrument. Any facsimile or electronically transmitted copies hereof or signature hereon will, for all purposes, be deemed originals.
Section 1.03Successors and Assigns. All the covenants, stipulations, promises and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, by or on behalf of the Successor Company, Bryn Mawr or the Trustee will bind its respective successors and permitted assigns, whether so expressed or not.
Section 1.04Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and will not affect the construction of this Supplemental Indenture.
Section 1.05Severability. In case any provision in this Supplemental Indenture or any Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby.
Section 1.06Ratification of the Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided.
Section 1.07Governing Law. This Supplemental Indenture will be deemed to be a contract made under the laws of the State of New York and will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any laws or principles of conflict of laws that would apply the laws of a different jurisdiction.
Section 1.08Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as statements of the Successor Company and Bryn Mawr and not those of the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly signed as of the date first written above.

WSFS FINANCIAL CORPORATION
By: /s/ Dominic C. Canuso
Name: Dominic C. Canuso
Title: Executive Vice President, Chief Financial Officer and Corporate Secretary

BRYN MAWR BANK CORPORATION

By: /s/ Michael W. Harrington
Name: Michael W. Harrington
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
As Trustee
By: /s/ Monique L. Green
Name: Monique L. Green
Title: Vice President
[Signature Page to Second Supplemental Indenture]